EXHIBIT 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2015

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2015

TABLE OF CONTENTS

Page
UNAUDITED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2015 - IN U.S. DOLLARS:
Condensed interim statements of comprehensive loss	2
Condensed interim statements of financial position	3
Condensed interim statements of changes in equity	4-5
Condensed interim statements of cash flows	6
Notes to the condensed interim financial statements	7-12

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REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
	U.S. dollars in thousands

REVENUES:
Licensing revenue	-	-	-	7,000
Other revenue	1	4	3	13
TOTAL REVENUES	1	4	3	7,013
COST OF REVENUE	-	-	-	1,050
RESEARCH AND DEVELOPMENT EXPENSES, net	3,901	4,103	12,820	8,996
GENERAL AND ADMINISTRATIVE EXPENSES	692	912	2,420	2,900
OTHER INCOME	-	-	-	100
OPERATING LOSS	4,592	5,011	15,237	5,833
FINANCIAL INCOME	1,420	1,146	889	637
FINANCIAL EXPENSES	120	371	182	187
FINANCIAL INCOME, net, see note 6	1,300	775	707	450
LOSS AND COMPREHENSIVE LOSS	3,292	4,236	14,530	5,383

LOSS PER ORDINARY SHARE, (U.S. dollars)
BASIC	0.03	0.05	0.14	0.06
DILUTED	0.04	0.06	0.14	0.07

The accompanying notes are an integral part of these condensed financial statements.

2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	September 30	December 31
	2015	2014
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	47,583	5,892
Bank deposits	16,559	17,053
Prepaid expenses and receivables	1,231	3,074
	65,373	26,019
NON-CURRENT ASSETS:
Bank deposits	76	76
Fixed assets	133	146
Intangible assets	6,160	2,615
	6,369	2,837
TOTAL ASSETS	71,742	28,856

CURRENT LIABILITIES:
Accounts payable and accrued expenses	2,145	1,720
Intangible assets payable, see note 3	2,000	-
	4,145	1,720

NON-CURRENT LIABILITIES:
Derivative financial instruments, see note 6	1,403	2,125
TOTAL LIABILITIES	5,548	3,845

EQUITY:
Ordinary shares	343	240
Additional paid-in capital	120,587	65,461
Warrants	1,057	1,528
Accumulated deficit	(55,793)	(42,218)
TOTAL EQUITY	66,194	25,011
TOTAL LIABILITIES AND EQUITY	71,742	28,856

The accompanying notes are an integral part of these condensed financial statements.

3

 (Continued) - 1

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands

BALANCE AT JULY 1, 2015	271	79,135	1,057	(52,840)	27,623

CHANGES IN THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2015:
Share-based compensation to employees and service providers	-	-	-	339	339
Issuance of ordinary shares	72	41,414	-	-	41,486
Exercise of options into ordinary shares	*	38	-	-	38
Comprehensive loss	-	-	-	(3,292)	(3,292)
BALANCE AT SEPTEMBER 30, 2015	343	120,587	1,057	(55,793)	66,194

BALANCE AT JULY 1, 2014	240	65,447	1,528	(33,536)	33,679

CHANGES IN THE THREE MONTHS PERIOD ENDED SEPTEMBER 30, 2014:
Share-based compensation to employees and service providers	-	-	-	482	482
Exercise of options into ordinary shares	*	14	-	-	14
Comprehensive loss	-	-	-	(4,236)	(4,236)
BALANCE AT SEPTEMBER 30, 2014	240	65,461	1,528	(37,290)	29,939

* Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

4

 (Concluded) - 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands

BALANCE AT JANUARY 1, 2015	240	65,461	1,528	(42,218)	25,011
CHANGES IN THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2015:
Share-based compensation to employees and service providers	-	-	-	955	955
Exercise of options into ordinary shares	*	74	-	-	74
Issuance of ordinary shares and warrants	103	54,581	-	-	54,684
Warrants expiration	-	471	(471)	-	-
Comprehensive loss	-	-	-	(14,530)	(14,530)
BALANCE AT SEPTEMBER 30, 2015	343	120,587	1,057	(55,793)	66,194
BALANCE AT JANUARY 1, 2014	174	43,144	1,867	(33,260)	11,925
CHANGES IN THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2014:
Share-based compensation to employees and service providers	-	-	-	1,353	1,353
Exercise of warrants and options into ordinary shares, net	11	5,696	(702)	-	5,005
Issuance of ordinary shares and warrants	55	15,927	1,057	-	17,039
Warrants expiration	-	694	(694)	-	-
Comprehensive loss	-	-	-	(5,383)	(5,383)
BALANCE AT SEPTEMBER 30, 2014	240	65,461	1,528	(37,290)	29,939

* Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

5

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
	U.S. dollars in thousands

OPERATING ACTIVITIES:
Comprehensive loss	(3,292)	(4,236)	(14,530)	(5,383)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	339	482	955	1,353
Depreciation	9	6	26	19
Cost of out-licensing of intangible assets	-	-	-	50
Fair value gains on derivative financial instruments through profit or loss	(1,343)	(1,093)	(722)	(559)
Revaluation of bank deposits	(16)	(12)	(6)	(20)
Exchange differences in respect of cash and cash equivalents	83	323	136	109
	(928)	(294)	389	952
Changes in assets and liability items:
Decrease (increase) in prepaid expenses and receivables	341	(149)	1,843	(2,030)
Increase in accounts payable and accrued expenses	133	875	500	169
	474	726	2,343	(1,861)
Net cash used in operating activities	(3,746)	(3,804)	(11,798)	(6,292)
INVESTING ACTIVITIES:
Purchase of fixed assets	(6)	(4)	(13)	(34)
Purchase of intangible assets	(45)	(1,020)	(1,620)	(1,020)
Change in investment in current bank deposits	(7,500)	-	(9,500)	(7,000)
Purchase of non-current bank deposits	-	-	-	(10,000)
Maturity of non-current bank deposits	10,000	-	10,000	-
Proceeds from sale of financial assets at fair value through profit or loss	-	-	-	243
Net cash provided by (used in) investing activities	2,449	(1,024)	(1,133)	(17,811)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and derivative financial instruments, net	41,486	-	54,684	19,364
Exercise of warrants and options into ordinary shares, net	38	14	74	5,005
Net cash provided by financing activities	41,524	14	54,758	24,369
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,227	(4,814)	41,827	266
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(83)	(323)	(136)	(109)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,439	17,145	5,892	11,851
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	47,583	12,008	47,583	12,008
Supplementary information on interest received in cash	87	62	167	77
Supplementary information on investing activities not involving cash flows - purchase of intangible assets	-	-	2,000	-

The accompanying notes are an integral part of these condensed financial statements.

6

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.          General

RedHill Biopharma Ltd. (the “Company”) was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused primarily on the development and acquisition of late clinical-stage, proprietary, orally-administered, small molecule therapeutic candidates for the treatment of inflammatory and gastrointestinal diseases, including gastrointestinal cancers. Additionally, the Company's strategy is to commercialize these therapeutic candidates, possibly through cooperation with other pharmaceutical and biotechnology companies, and to acquire rights to additional therapeutic candidates.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”) and they have been traded on the TASE since then. Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”), each representing ten ordinary shares.

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its therapeutic candidates and to date has out-licensed only one of its therapeutic candidates. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through September 30, 2015, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months. See note 4 for capital raised in July 2015.

If the Company is unable to commercialize or further out-license its remaining therapeutic candidates or obtain future financing, the Company may decide to delay, reduce the scope of, or eliminate one or more of its research, development programs or commercialization related to the therapeutic candidates, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.          Approval of the condensed interim financial statements

These condensed interim financial statements were approved by the Board of Directors on November 8, 2015.

7

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.	The Company's condensed interim financial statements for the nine and three months ended September 30, 2015 and 2014 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2014 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the nine and three months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2014.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2014 annual financial statements.

NOTE 3 - AGREEMENT TO PURCHASE INTELLECTUAL PROPERTY

On March 30, 2015 the Company entered into an agreement with a U.S.-based private company that granted the Company the exclusive worldwide development and commercialization rights for all indications to a therapeutic candidate targeting multiple inflammatory-GI and oncology disease indications. Under the terms of the agreement, the Company undertook to pay the U.S. company an upfront payment in the amount of $1.5 million and an additional amount of $2 million which will be paid on the earlier of (i) a specific date or (ii) reaching a specific development milestone. In addition, the Company undertook to pay up to $2 million in potential development milestone payments, and potential tiered royalties starting in the low double-digits. Such potential royalties are due until the later of (i) the expiration of the last to expire licensed patent that covers the product in the relevant country; and (ii) the expiration of regulatory exclusivity in the relevant country. Through September 30, 2015, the Company paid the U.S. company the initial amount of $ 1.5 million and recognized an amount of $2 million as a current liability.

8

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 4 - EQUITY:

a.	In July 2015, the Company completed an underwritten public offering in the U.S. of an aggregate of 2,739,143 ADSs at a price of $16.25 per ADS generating gross proceeds to the Company of approximately 44.5$ million before underwriting discounts and commissions and other offering expenses. Net proceeds to the Company from the offering, following underwriting discounts and other offering expenses of approximately 3 million, were approximately $41.5 million.

b.	In February 2015, the Company completed an underwritten public offering in the U.S. of an aggregate of 1,150,000 ADSs at a price of $12.50 per ADS for gross proceeds to the Company of $14.4 million before underwriting discounts and commissions and other offering expenses. Net proceeds to the Company from the offering, following discounts, commissions and expenses amounting to $1.2 million, were approximately $13.2 million.

As a result of the offering, the Price Protection Right as defined in the annual financial statements as of December 31, 2014, provided by the Company to investors who participated in the January 2014 private placement, is no longer valid. The change in the fair value of the Price Protection Right of $542 thousand was recognized as financial income in the statement of comprehensive loss in the first quarter of 2015.

c.	In January 2015, 2,558,440 unexercised warrants, issued by the Company in January 2013, expired along with any related rights or claims by the holders.

d.	During the nine months period ended September 30, 2015, the Company received notifications of exercise with respect to options that had been issued to employees of the Company. Accordingly, the Company issued 253,750 ordinary shares for $74 thousand.

NOTE 5 - SHARE-BASED PAYMENTS

a.	On May 17, 2015, the Board of Directors of the Company granted 300,000 options, net of subsequently expired options to employees and consultants of the Company under the Company’s stock options plan. The net fair value of the options grant on the date of grant was $218 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.61 per share. The options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments. The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant. The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.56, expected volatility: 51.75%, risk-free interest rate: 1.87% and expected useful life to exercise: seven years.

9

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 5 - SHARE-BASED PAYMENTS (continued):

b.	On September 2, 2015, the Board of Directors of the Company granted 2,375,072 options to employees and consultants of the Company under the Company’s stock options plan. The fair value of the options grant on the date of grant was $1.4 million.

Each option is exercisable into one ordinary share at an exercise price of $1.56 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments. The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant. The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.30, expected volatility: 53.30%, risk-free interest rate: 1.92% and expected useful life to exercise: seven years.

NOTE 6 - FINANCIAL INSTRUMENTS:

a.	As of September 30, 2015 and December 31, 2014, the financial instruments of the Company presented at fair value are derivative financial instruments in the amounts of $1.4 million and $2.1 million, respectively. Those instruments are classified as level 3.

The following table presents the change in instruments measured at level 3 for the periods ended September 30, 2015 and 2014:

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
	U.S. dollars in thousands

Balance at beginning of the period	2,746	2,859	2,125	-
Proceeds received during the period	-	-	-	2,325
Amounts recognized in profit or loss	(1,343)	(1,093)	(722)	(559)
Balance at the end of the period	1,403	1,766	1,403	1,766

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

10

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 6 - FINANCIAL INSTRUMENTS (continued):

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the Price Protection Right is computed using a common valuation model which takes into account specific scenarios. The fair value of the warrants as of September 30, 2015, is based on the price of an ordinary share on September 30, 2015 and based on the following key parameters: risk-free interest rate of 0.42% and an average standard deviation of 53.56%. The fair value of the warrants and Price Protection Right as of December 31, 2014, was computed based on the price of an ordinary share on December 31, 2014 and based on the following key parameters: risk-free interest rate of 0.12% - 0.7% and an average standard deviation of 44.92% - 61.70%.

b.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

NOTE 7 - LOSS PER ORDINARY SHARE:

a.      Basic

The basic loss per share is calculated by dividing the comprehensive loss by the weighted average number of ordinary shares in issue during the period.

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Comprehensive loss (U.S. dollars in thousands)	3,292	4,236	14,530	5,383
Weighted average number of ordinary shares outstanding during the period (in thousands)	122,551	87,904	105,328	86,179
Basic loss per share (U.S. dollars)	0.03	0.05	0.14	0.06

b.	Diluted

Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares, which is calculated using the Treasury Method. The Company has two categories of dilutive potential ordinary shares: warrants issued to investors and options issued to employees and service providers. The effect of options issued to employees and service providers is anti-dilutive.

11

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 7 - LOSS PER ORDINARY SHARE (continued):

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Comprehensive loss (U.S. dollars in thousands)	3,292	4,236	14,530	5,383
Adjustment for financial income of warrants	1,343	1,339	180	555
Loss used to determine diluted loss per share	4,635	5,575	14,710	5,938
Weighted average number of ordinary shares outstanding during the period (in thousands)	122,551	87,904	105,328	86,179
Adjustment for - Warrants	1,022	819	1,006	821
Weighted average number of ordinary shares for diluted loss per share (in thousands)	123,573	88,723	106,334	87,000
Diluted loss per share (U.S. dollars)	0.04	0.06	0.14	0.07

NOTE 8 - EVENTS SUBSEQUENT TO SEPTEMBER 30, 2015

In October 2015, the Company received notification of exercise with respect to options that had been issued to a consultant of the Company. Accordingly, the Company issued 85,000 ordinary shares for $34 thousand.